Exhibit 99.1

Central European Distribution Corporation Announces First Quarter 2009 Results; Maintains Full Year Guidance

Bala Cynwyd, Pennsylvania May 5, 2009: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for the first quarter of 2009. Driven primarily by a 32% average devaluation of its primary functional currencies (Polish Zloty, Russian Ruble and Hungarian Forint) as compared to the U.S. Dollar from the same period in 2008, Net Sales for the three months ended March 31, 2009 were $217.9 million as compared to $313.6 million reported for the same period in 2008.

On a comparable basis, CEDC announced net income of $9.8 million, or $0.21 per fully diluted share, for the first quarter of 2009, as compared to $12.1 million, or $0.29 per fully diluted share, for the same period in 2008, which represents a 28% decline driven primarily by the 32% average devaluation of our primary functional currencies described above. The net loss on a U.S. GAAP basis (as hereinafter defined) for the quarter was $87.7 million or $1.83 per fully diluted share, as compared to a net profit of $18.3 million or $0.44 per fully diluted share, for the same period in 2008. The major difference between the U.S. GAAP net income and comparable non- GAAP net income reflects unrealized foreign exchange movements relating to our foreign currency denominated debt. For a reconciliation of comparable net income to net income reported under United States Generally Accepted Accounting Principles (“U.S. GAAP”), please see the section “Unaudited Reconciliation of Non-GAAP Measures”. The weighted average number of shares used for calculating diluted earnings per share for the first quarter of 2009 was 47.9 million.

William Carey, President and CEO commented, “In light of uncertainties in the global market place and substantial currency movements in the first quarter, as well as high levels of inventory in the market from December 31, 2008 which resulted primarily from year-end excise tax increases in Poland and Russia, we were still able to achieve positive net sales revenues and earnings per share growth assuming constant exchange rates in our primary functional currencies from the same period in 2008. We believe our core underlying business remains solid and we believe we will emerge out of this crisis as a stronger company with fewer competitors.”

Mr. Carey continued, “From an operational overview we continued to focus on reducing low margin third party distribution products from our Polish distribution business, as highlighted in the fourth quarter of 2008. This sales reduction of approximately $17 million as compared to the same period last year, offset with substantial headcount reductions that have recently taken place have resulted in a streamlining of the business that we expect should start to show positive benefits beginning in the second quarter of 2009. Additionally, we continue to benefit from low spirit prices and extremely low wage inflation in both of our key markets, Russia and Poland.”

Mr. Carey continued, “Due to the above mentioned points, we were able achieve a much better profit mix in our overall business, highlighted by the fact that gross margins increased from 21% in the first quarter of 2008 to 28% in the first quarter of 2009 and operating margins improved from 8.1% in the first quarter of 2008 to 9.3% in the first quarter 2009. These margins were also benefited by double digit sales growth in our import and export businesses in Poland and Russia during the same period. Even with the economic downturn, our import business continues to develop and since the second quarter of 2009, we have signed numerous new import contracts, including the Campari portfolio in Hungary and the DeKuyper, Jose Cuervo, Gallo and Borco portfolio in Russia. These additional contracts should continue to strengthen our import business in our key markets.”

Mr. Carey continued, “With our signing on April 24, 2009 with Lion Capital of a new agreement relating to our acquisition of Lion’s equity holding in the Russian Alcohol Group, we will start to consolidate the Russian Alcohol business beginning in the second quarter of 2009. This will be accretive to our overall margins and should enable us to move quickly to realize certain synergies which we estimate could aggregate to approximately $30 million to $40 million, as Lion and CEDC are now aligned for increasing return to CEDC shareholders. Russian Alcohol continues to outperform the market with an increase in market share of 1%-2% since December 2008 from 16% to 17%-18%. We look forward to working closer with the management of the Russian Alcohol Group over the next few years to continue to develop our leading spirit platform in Russia.”

Mr. Chris Biedermann, CFO commented, “In the first quarter, our key focus has been on collection of receivables across all of our markets which has gone very well, and at the same time we have seen inventory in the market reduced to normalized levels at the end of the first quarter. This reduction in inventory and receivables has led to positive contributions to our cash flow for the quarter, which was partially offset with the timing of our excise payments (due to the December 2008 excise tax increase). Overall we had positive cash flow from operations for the quarter which is in line with our full year 2009 objective of $80 million to $100 million of cash flow from operations.”

Mr. Carey continued, “Our key objectives for 2009 remain the same, which are to continue to gain market share, improve margins, actively manage working capital and emerge from the current global crisis as a stronger company.”

The Company has also reconfirmed its full year 2009 net sales guidance of $1.55-$1.68 billion and its full year comparable fully-diluted earnings per share guidance of $2.40 – $2.65.

CEDC has reported net income and fully diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable non-GAAP net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world, including the United States, England, France and Japan. CEDC also produces and distributes Royal Vodka, the top selling vodka in Hungary, and produces Parliament Vodka, the leading sub-premium vodka in Russia. CEDC also has an equity stake in the Russian Alcohol Group which produces Green Mark, the number one selling vodka in Russia along with Zhuravli, another top-selling sub-premium vodka in Russia.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler. CEDC is also a leading importer of premium spirits and wines in Russia with such brands as Hennessey, Moet & Chandon and Concha y Toro, among others.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding our ability to complete our acquisition of Russian Alcohol and expected results of, and synergies relating to, Russian Alcohol. Forward looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2008, including statements made under the captions “Item 1A. Risks Relating to Our Business” and in other documents filed by CEDC with the Securities and Exchange Commission as well as risks arising from current credit market and economic conditions globally and in the markets in which we operate.

Contact:

In the U.S.:

Jim Archbold

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

In Europe:

Anna Załuska

Corporate PR Manager

Central European Distribution Corporation

48-22-456-6001

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	March 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$64,295	$107,601
Accounts receivable, net of allowance for doubtful accounts of $18,752 and $22,156 respectively	250,506	430,683
Inventories	147,155	180,304
Prepaid expenses and other current assets	25,561	22,894
Deferred income taxes	29,682	24,386

Total Current Assets	517,199	765,868

Intangible assets, net	481,482	570,505
Goodwill, net	630,291	745,256
Property, plant and equipment, net	75,614	92,221
Deferred income taxes	19,479	12,886
Equity method investment in affiliates	127,244	189,243
Subordinated intercompany loans	109,845	107,707

	1,443,955	1,717,818

Total Assets	$1,961,154	$2,483,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$137,591	$234,948
Bank loans and overdraft facilities	50,022	109,552
Income taxes payable	665	7,227
Taxes other than income taxes	74,808	125,774
Other accrued liabilities	66,004	80,270
Current portions of obligations under capital leases	1,436	2,385

Total Current Liabilities	330,526	560,156

Long-term debt, less current maturities	174,390	170,510
Long-term obligations under capital leases	1,653	2,194
Long-term obligations under Senior Notes	614,622	633,658
Deferred income taxes	96,669	112,291

Total Long Term Liabilities	887,334	918,653

Redeemable non-controlling interests in Whitehall Group	12,287	33,642

Stockholders’ Equity
Common Stock ($0.01 par value, 80,000,000 shares authorized, 49,444,874 and 47,344,874 shares issued at March 31, 2009 and December 31, 2008, respectively)	494	473
Additional paid-in-capital	816,285	816,490
Retained earnings	98,927	186,588
Accumulated other comprehensive income	(197,263)	(46,772)
Less Treasury Stock at cost (246,037 shares at March 31, 2009 and December 31, 2007, respectively)	(150)	(150)

Total CEDC Stockholders’ Equity	718,293	956,629

Noncontrolling interests in subsidiaries	12,714	14,606

Total Equity	731,007	971,235

Total Liabilities and Stockholders’ Equity	$1,961,154	$2,483,686

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

(Amount in columns expressed in thousands, except share and per share information)

	Three months ended
	March 31, 2009	March 31, 2008
PROFIT AND LOSS
Sales	$297,759	$408,080
Excise taxes	(79,867)	(94,460)
Net Sales	217,892	313,620
Cost of goods sold	156,730	247,404

Gross Profit	61,162	66,216

Operating expenses	40,856	40,748

Operating Income	20,306	25,468

Non operating income / (expense), net
Interest (expense), net	(11,740)	(11,785)
Other financial income / (expense), net	(96,220)	9,103
Other non operating income / (expense), net	(162)	140

Income / (loss) before taxes, equity in net income from unconsolidated investments and noncontrolling interests in subsidiaries	(87,816)	22,926

Income tax benefit / (expense)	17,564	(4,308)
Equity in net earnings of affiliates	(18,421)	—

Net income	($88,673)	$18,618

Less: Net loss attributable to noncontrolling interests in subsidiaries	111	(253)
Less: Net loss attributable to redeemable noncontrolling interests in Whitehall Group	901	—

Net income attributable to CEDC	($87,661)	$18,365

Net income per share of common stock, basic	($1.83)	$0.45

Net income per share of common stock, diluted	($1.83)	$0.44

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)

(Amount in columns expressed in thousands)

	Three months ended March 31,
	2009	2008
CASH FLOW
Operating Activities
Net income	($87,661)	$18,365
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	2,743	3,198
Deferred income taxes	(18,029)	(1,131)
Minority interests	(1,012)	253
Unrealized foreign exchange (gains) / losses	90,468	(8,915)
Cost of debt extinguishment	—	1,156
Stock options expense	964	766
Equity income in affiliates	18,421	—
Other non cash items	1,256	(1,518)
Changes in operating assets and liabilities:
Accounts receivable	109,159	71,550
Inventories	3,607	3,886
Prepayments and other current assets	(2,688)	6,344
Trade accounts payable	(58,862)	(33,920)
Other accrued liabilities and payables	(57,133)	(10,656)

Net Cash provided by Operating Activities	1,233	49,378

Investing Activities
Investment in fixed assets	(572)	(9,284)
Proceeds from the disposal of fixed assets	544	1,337
Acquisitions of subsidiaries, net of cash acquired	(7,876)	(170,959)

Net Cash used in Investing Activities	(7,904)	(178,906)

Financing Activities
Borrowings on bank loans and overdraft facility	9,811	16,763
Payment of bank loans and overdraft facility	(26,137)	(14,869)
Payment of Senior Secured Notes	—	(14,445)
Hedge closure	(1,940)	—
Movements in capital leases payable	(740)	(466)
Net Borrowings on Convertible Senior Notes	—	304,403
Options exercised	—	192

Net Cash provided by Financing Activities	(19,006)	291,578

Currency effect on brought forward cash balances	(17,629)	10,909
Net Increase / (Decrease) in Cash	(43,306)	172,959
Cash and cash equivalents at beginning of period	107,601	87,867

Cash and cash equivalents at end of period	$64,295	$260,826

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:

	Three Months Ended March 31,
	2009	2008
GAAP net income/(loss)	$(87,661)	$18,365

A. Foreign exchange impact related to USD and EUR denominated financing	92,033	(7,221	) (A)
B. Foreign exchange impact related to USD denominated financing of included in equity method investments	18,947	—	(B)
C. Foreign exchange impact related to the USD denominated Convertible Notes issued by the Russian Alcohol Group	(14,094)	—	(C)
D. Other acquisition related costs	—	269	(D)
E. Cost associated with early retirement of debt	—	548	(E)
F. Impact of adoption of ABP14	627	167	(F)

Comparable non-GAAP net income	$9,852	$12,128

Comparable net income per share of common stock, basic	0.21	0.30

Comparable net income per share of common stock, diluted	0.21	0.29

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR financing as a majority of these borrowings have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency. The impact of foreign exchange revaluation will change, which may have a material effect on our financial results.
B.	Represents the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of our equity method investments ( Russian Alcohol Group and the MHWH JV) as these entities have the Russian Ruble as their functional currency. CEDC accounts for its investment in the Russian Alcohol Group and the MHWH J.V. under the equity method of accounting and therefore this loss is included in the proportional share of equity earnings recognized by CEDC. The impact of foreign exchange valuation will change, which may have a material effect on our financial results.
C.	Represents the non cash net after tax impact of the foreign currency revaluation related to our USD denominated investment in Convertible Notes, issued by the Russian Alcohol Group. The notes were purchased by Carey Agri International who has the Polish Zloty as its functional currency. The impact of foreign exchange revaluation will change, which may have a material effect on our financial results.
D.	Represents other miscellaneous costs, directly related to pre-acquisition financing costs related to the Parliament acquisition in 2008.
E.	Represents the net after tax impact associated with the retirement of $14 million of the Senior Secured Notes in 2008.
F.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.

Full Year Guidance, 12 Months Ending December 31,	2009
Range for GAAP Fully Diluted Earnings per Share	$0.33
$0.58

A. Foreign exchange impact related to USD and EUR denominated financing	1.92
B. Foreign exchange impact related to USD denominated financing included in earnings of equity investments	0.39
C. Foreign exchange impact related to the USD denominated Convertible Notes issued by the Russian Alcohol Group	(0.29)
D. Impact of adoption of FSP APB 14-1	0.05

Range for Comparable non-GAAP Fully Diluted Earnings per Share	$2.40
$2.65

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR financing as a majority of these borrowings have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency. The impact of foreign exchange revaluation is presented based upon amounts reported for the first quarter of 2009 and is inherently unpredictable. We have not forecasted the further impact thereof through the remainder of the year; changes in foreign exchange revaluation may have a material effect on our financial results.
B.	Represents the proportional net after tax impact of the foreign currency revaluation related to the foreign currency liabilities included in the earnings of our equity method investments ( Russian Alcohol Group and the MHWH JV) as these entities have the Russian Ruble as their functional currency. CEDC accounts for its investment in the Russian Alcohol Group and the MHWH J.V. under the equity method of accounting and therefore this loss is included in the proportional share of equity earnings recognized by CEDC. The impact of foreign exchange revaluation is presented based upon amounts reported for the first quarter of 2009 and is inherently unpredictable. We have not forecasted the further impact thereof through the remainder of the year; changes in foreign exchange revaluation may have a material effect on our financial results.
C.	Represents the net after tax impact of the foreign currency revaluation related to our USD denominated investment in Convertible Notes, issued by the Russian Alcohol Group. The notes were purchased by Carey Agri International who has the Polish Zloty as the functional currency. The impact of foreign exchange revaluation is presented based upon amounts reported for the first quarter of 2009 and is inherently unpredictable and we have not forecasted the further impact thereof through the remainder of the year; changes in foreign exchange revaluation may have a material effect on our financial results.
D.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.